Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Tax-Free Reserves:

We consent to the use of our report, incorporated herein by reference, dated February 24, 2010, with respect to the financial statements of the Calvert Tax-Free Reserves Money Market Portfolio and the Calvert Tax-Free Bond Fund, each a series of the Calvert Tax-Free Reserves, Inc., as of December 31, 2009, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/KPMG LLP
April 27, 2010